Exhibit 10.5

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDED AND RESTATED PROMISSORY NOTE

Principal Amount: $2,000,000	Dated as of January 24, 2025

This Amended and Restated Promissory Note (the “Amended Note”) amends and restates a promissory note, dated July 1, 2023, which was subsequently amended on August 8, 2024 (the “Original Note”) issued by Roth CH Acquisition Co., a Cayman Islands exempted corporation (the “Maker”) to the individuals or entities listed on Schedule A or their registered assigns or successors in interest (the “Payees”) and according to their respective percentage ownership as set forth on Schedule A the principal amount of Two Million Dollars ($2,000,000). Pursuant to the Amended Note the Maker promises to pay to the Payees and according to their respective percentage ownership as set forth on Schedule A the principal sum of Two Million Dollars ($2,000,000) in lawful money of the United States of America, on the terms and conditions described below. As of the date of this Amended Note, the Maker acknowledges receiving aggregate advances from the Payees under the Original Note in the amount of $1,181,000. All payments on this Amended Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account or accounts as the Payees may from time to time designate by written notice in accordance with the provisions of this Amended Note.

1.

Principal. Advances of principal may be made upon the request of Maker to CR FINANCIAL HOLDINGS INC. as representative of the Payees (the “Representative”) up to an aggregate of $2,000,000. References to the principal balance of this Amended Note shall be the amount that has been advanced. Principal shall be payable promptly on the earlier of (i) the date on which the Maker consummates an initial business combination as such term is defined in the Maker’s Amended and Restated Articles of Association (the “Business Combination”), (ii) the liquidation of the Maker, and (iii) June 30, 2025. The principal balance may be prepaid at any time.

Notwithstanding the foregoing, at the sole option of the Representative, all or part of the unpaid principal balance of the Amended Note may be converted at any time into Maker’s Class A ordinary shares (“Shares”) at a share price equal to the closing price of the Shares on the day immediately preceding such conversion.

2.	Interest. No interest shall accrue on the unpaid principal balance of this Amended Note.

3.	Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Amended Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Amended Note.

4.	Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay the principal of this Amended Note within five (5) business days following the date when due.

(b)	Voluntary Liquidation, Etc. The commencement by Maker of a proceeding relating to its bankruptcy, insolvency, reorganization, rehabilitation or other similar action, or the consent by it to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of maker in an involuntary case under any applicable bankruptcy, insolvency or similar law, for the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Maker or for any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Maker, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5.	Remedies.

(a)	Upon the occurrence of an Event of Default specified in Section 4(a) hereof, the Payees may, by written notice to Maker, declare this Amended Note to be due immediately and payable, whereupon the unpaid principal amount of this Amended Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding. It shall be deemed an Event of Default if Payees who hold at least a majority of the outstanding principal balance on the Amended Note give such notice.

(b)	Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of this Amended Note, and all other sums payable with regard to this Amended Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payees.

6.	Waivers. Maker and all endorsers and guarantors of, and sureties for, this Amended Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Amended Note, all errors, defects and imperfections in any proceedings instituted by the Payees under the terms of this Amended Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

7.	Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Amended Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payees, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payees with respect to the payment or other provisions of this Amended Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

8.	Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery or (iv) sent by facsimile or (v) to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Roth CH Acquisition Co.

888 San Clemente Dr, Suite 400

Newport Beach, CA 92660

Attn: Joseph Tonnos, CFO

If to the Representative:

CR FINANCIAL HOLDINGS INC.

2340 Collins Ave, Suite 402

Miami Beach, FL 33143

Attn: Byron Roth

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service. With respect to each Payee, notice shall be deemed given if delivered in accordance with the above requirements to the Representative.

9.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

10.	Jurisdiction. The courts of New York have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the courts of New York.

11.	Severability. Any provision contained in this Amended Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.	Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and each of the Payees.

13.	Assignment. No assignment or transfer of this Amended Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

14.	Further Assurance. The Maker shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Payees may from time to time require as may be necessary to give full effect to this Amended Note.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Amended Note to be duly executed on the day and year first above written.

Roth CH Acquisition Co.

By:	/s/ Joseph Tonnos
	Name:	Joseph Tonnos
	Title:	Chief Financial Officer

Agreed to and accepted:

CR Financial Holdings, Inc.

By:	/s/ Byron Roth
	Name:	Byron Roth
	Title:	Chairman

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